Free Writing Prospectus to Preliminary Pricing Supplement No. 11,880

Registration Statement Nos. 333-275587; 333-275587-01

Dated November 3, 2025; Filed pursuant to Rule 433

Morgan Stanley

Worst-of PLTR, HOOD, TSLA and APP Jump Notes with Auto-Callable Feature due November 29, 2030

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underliers:	Palantir Technologies Inc. class A common stock (PLTR), Robinhood Markets, Inc. class A common stock (HOOD), Tesla, Inc. common stock (TSLA) and AppLovin Corporation class A common stock (APP)
Automatic early redemption:	Determination date		Call threshold level	Early redemption payment (per note):
	#1	December 2, 2026	90% of the initial level	$1,091.00
	#2	December 28, 2026		$1,098.583
	#3	January 25, 2027		$1,106.167
	#4	February 25, 2027		$1,113.75
	#5	March 25, 2027		$1,121.333
	#6	April 26, 2027		$1,128.917
	#7	May 25, 2027		$1,136.50
	#8	June 25, 2027		$1,144.083
	#9	July 26, 2027		$1,151.667
	#10	August 25, 2027		$1,159.25
	#11	September 27, 2027		$1,166.833
	#12	October 25, 2027		$1,174.417
	#13	November 26, 2027		$1,182.00
	#14	December 27, 2027		$1,189.583
	#15	January 25, 2028		$1,197.167
	#16	February 25, 2028		$1,204.75
	#17	March 27, 2028		$1,212.333
	#18	April 25, 2028		$1,219.917
	#19	May 25, 2028		$1,227.50
	#20	June 26, 2028		$1,235.083
	#21	July 25, 2028		$1,242.667
	#22	August 25, 2028		$1,250.25
	#23	September 25, 2028		$1,257.833
	#24	October 25, 2028		$1,265.417
	#25	November 27, 2028		$1,273.00
	#26	December 26, 2028		$1,280.583
	#27	January 25, 2029		$1,288.167
	#28	February 26, 2029		$1,295.75
	#29	March 26, 2029		$1,303.333
	#30	April 25, 2029		$1,310.917
	#31	May 25, 2029		$1,318.50
	#32	June 25, 2029		$1,326.083
	#33	July 25, 2029		$1,333.667
	#34	August 27, 2029		$1,341.25
	#35	September 25, 2029		$1,348.833
	#36	October 25, 2029		$1,356.417
	#37	November 26, 2029		$1,364.00
	#38	December 26, 2029		$1,371.583

	#39	January 25, 2030	$1,379.167
	#40	February 25, 2030	$1,386.75
	#41	March 25, 2030	$1,394.333
	#42	April 25, 2030	$1,401.917
	#43	May 28, 2030	$1,409.50
	#44	June 25, 2030	$1,417.083
	#45	July 25, 2030	$1,424.667
	#46	August 26, 2030	$1,432.25
	#47	September 25, 2030	$1,439.833
	#48	October 25, 2030	$1,447.417
Pricing date:	November 25, 2025
Final determination date:	November 25, 2030
Maturity date:	November 29, 2030
CUSIP:	61779TGP6
Estimated value:	$934.80 per note, or within $55.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225062862/ms11880_424b2-36503.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Worst Performing Underlier	Early Redemption Payment (per Note)
#1	-20%	--
#2	+20%	$1,098.583
The notes are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,098.583 per note on the related early redemption date.
Hypothetical Payment at Maturity[1] (if the notes have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Worst Performing Underlier	Payment at Maturity (per Note)
+60.00%	$1,455.00
+40.00%	$1,455.00
+20.00%	$1,455.00
0.00%	$1,455.00
-20.00%	$1,000.00
-40.00%	$1,000.00
-60.00%	$1,000.00
-80.00%	$1,000.00
-100.00%	$1,000.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The notes do not pay interest.

●The appreciation potential of the notes is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The notes are subject to early redemption risk.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

●You may be required to recognize taxable income on the notes prior to maturity.

Risks Relating to the Underlier(s)

●Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the securities are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the securities and/or sustaining a significant loss on your investment than if the securities were linked to just one underlier.

oWe have no affiliation with any underlying stock issuer.

oWe may engage in business with or involving any underlying stock issuer without regard to your interests.

oThe anti-dilution adjustments the calculation agent is required to make do not cover every corporate event that could affect an underlying stock.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.